EXHIBIT 99

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P R E S S   R E L E A S E

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RELEASE DATE:	CONTACT:

January 27, 2009	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
EARNINGS FOR FOURTH QUARTER AND 2008 YEAR END

Ellwood City, Pennsylvania, January 27, 2009 – ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings of $0.84 per diluted share on net income of $10.2 million for the year ended December 31, 2008, which represents a 37.7% increase in net income per diluted share as compared to earnings of $0.61 per diluted share on net income of $7.7 million for the year ended December 31, 2007.  The Company’s return on average assets and average equity were 0.53% and 7.88%, respectively, for the year ended December 31, 2008 and 0.40% and 5.98%, respectively, for the year ended December 31, 2007.

For the three months ended December 31, 2008, the Company announced earnings of $0.16 per diluted share on net income of $2.0 million, which represents a 14.3% increase in net income per diluted share as compared to earnings of $0.14 per diluted share on net income of $1.7 million for the quarter ended December 31, 2007.  The Company’s annualized return on average assets and average equity were 0.40% and 6.16%, respectively, for the quarter ended December 31, 2008 and 0.36% and 5.15%, respectively, for the quarter ended December 31, 2007.

Commenting on the quarter and year end results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the improvement in earnings for the quarter and year ended December 31, 2008, especially considering the challenging time for the banking industry. Our philosophy has been to manage the interest rate margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers. The results of these efforts are an improvement to our net interest margin of approximately 33 basis points since December 31, 2007 and a significant improvement in earnings. Additionally, we have been able to grow our loan portfolio and deposit base by 10.7% and 4.1%, respectively.  Ms. Zuschlag added that she is also pleased with the Company’s ability to manage its operating expenses. “Operating expenses were flat for the year when compared to 2007, and our ratio of non-interest expenses to average assets for the year is a respectable 1.20%.”  Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.”

Consolidated net income for the year ended December 31, 2008 increased $2.6 million or 33.3% to $10.2 million from $7.6 million as compared to the year ended December 31, 2007.  This net increase was a result of a decrease in interest expense of $7.5 million, partially offset by decreases to interest income and noninterest income of $1.3 million and $1.9 million and increases to provision for loan losses and income taxes of $541,000 and $1.1 million, respectively.

Press Release

January 27, 2009

Consolidated net income for the quarter ended December 31, 2008 increased $287,000 to $2.0 million from $1.7 million, as compared to the quarter ended December 31, 2007. This net increase was a result of a decrease to interest expense of $2.5 million, partially offset by a decrease to noninterest income of $1.5 million, and increases to provision for loan losses and noninterest expense of $288,000 and $484,000, respectively.

The decrease to noninterest income for the quarter and year was primarily due to impairment charges taken on the company’s equity and corporate bond portfolio. The Company had impairment charges of approximately $303,000 on four of its equity investments in small banks that had experienced a decline in their market value for the last several quarters.  Additionally, the Company took an impairment charge of approximately $553,000 on a $2.5 million collateralized debt obligation that is comprised of sixteen financial institutions. Two of these financial institutions are currently deferring interest payments.  In addition to the impairment charges, the Company recorded a decline in the market value of its interest rate caps of $710,000 and a write-down of $398,000 at one of its joint venture projects.

The Company’s consolidated total assets increased $94.6 million, or 5.0%, to $2.0 billion at December 31, 2008, from $1.9 billion at December 31, 2007.  Securities increased $36.8 million, or 3.5%, to $1.1 billion and net loans receivable increased $67.1 million, or 10.7%, to $691.3 million. Total liabilities increased $85.1 million, or 4.9%, to $1.8 billion at December 31, 2008.  Borrowed funds increased $56.2 million, or 6.4%, to $932.9 million while total deposits increased $34.5 million, or 4.1%, to $877.3 million at December 31, 2008.

Total stockholders’ equity was $142.4 million or 7.21% of total assets, and book value per share was $11.74 at December 31, 2008 compared to $132.8 million or 7.06% of total assets, and book value per share of $10.71 at December 31, 2007.

The Company also announced that its annual meeting of stockholders will be held on Wednesday, April 22, 2009 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

Press Release

January 27, 2009

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Year Ended		Three Months
	December 31,		Ended December 31,
	2008	2007	2008	2007

Interest income	$96,258	$97,584	$24,450	$24,447
Interest expense	65,115	72,601	15,910	18,449

Net interest income	31,143	24,983	8,540	5,998
Provision for loan losses	1,406	865	486	198
Net interest income after provision for
loan losses	29,737	24,118	8,054	5,800
Noninterest income	5,277	7,216	(91)	1,377
Noninterest expense	23,251	23,273	5,947	5,463
Income before provision for income taxes	11,763	8,061	2,016	1,714
Provision for income taxes	1,548	400	41	26
Net income	$10,215	$7,661	$1,975	$1,688

Earnings per share:
Basic	$0.85	$0.62	$0.16	$0.14
Diluted	$0.84	$0.61	$0.16	$0.14

Annualized return on average assets	0.53%	0.40%	0.40%	0.36%
Annualized return on average equity	7.88%	5.98%	6.16%	5.15%

FINANCIAL CONDITION DATA:
			12/31/08	12/31/07

Total assets			$1,974,839	$1,880,235
Cash and cash equivalents			18,893	19,258
Total investment securities			1,096,806	1,059,972
Loans receivable, net			691,315	624,251
Customer deposits			877,329	842,854
Borrowed funds (includes subordinated debt)			932,901	876,727
Stockholders' equity			142,384	132,845
Book value per share			$11.74	$10.71

Average equity to average assets			6.72%	6.74%
Allowance for loan losses to loans receivable			0.85%	0.85%
Non-performing assets to total assets			0.17%	0.23%
Non-performing loans to total loans			0.35%	0.36%